Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "FROZEN FOOD GIFT GROUP, INC.", FILED IN THIS OFFICE ON THE TWENTY-SECOND DAY OF MAY, A.D. 2013, AT 9:43 O'CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

SECRETARY OF STATE · DELAWARE

Jeffrey W. Bullock, Secretary of State

4749927 8100

AUTHENTICATION: 0451487

130630268

DATE: 05-22-13

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:17 AM 05/22/2013
FILED 09:43 AM 05/22/2013
SRV 130630268 - 4749927 FILE

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
FROZEN FOOD GIFT GROUP, INC.

The undersigned, being the Chief Executive Officer of FROZEN FOOD GIFT GROUP, INC., a corporation existing under the laws of the State of Delaware, does hereby certify under the seal of the said corporation as follows:

1. The name of the Corporation (hereinafter referred to as the "Corporation") is Frozen Food Gift Group, Inc.

2. The certificate of incorporation of the Corporation is hereby amended by changing Article Fourth to read as follows:

"FOURTH: The total number of shares of all classes of capital stock, which the corporation shall have authority to issue, is 20,500,000,000 shares. Stockholders shall not have any preemptive rights, nor shall stockholders have the right to cumulative voting in the election of directors or for any other purpose. The classes and the aggregate number of shares of stock of each class, which the corporation shall have authority to issue, are as follows:

(a) 20,000,000,000 shares of common stock, $0.00001 par value ("Common Stock");

(b) 500,000,000 shares of preferred stock, $0.00001 par value ("Preferred Stock").

The Preferred Stock may be issued from time to time in one or more series, with such distinctive serial designations as may be stated or expressed in the resolution or resolutions providing for the issue of such stock adopted from time to time by the Board of Directors; and in such resolution or resolutions providing for the issuance of shares of each particular series, the Board of Directors is also expressly authorized to fix: The right to vote, if any; the consideration for which the shares of such series are to be issued; the number of shares constituting such series, which number may be increased (except as otherwise fixed by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors; the rate of dividends upon which and the times at which dividends on shares of such series shall be payable and the preference, if any, which such dividends shall have relative to dividends on shares of any other class or classes or any other series of stock of the corporation; whether such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which dividends on shares of such series shall be cumulative; the rights, if any, which the holders of shares of such series shall have in the event of any voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding up of the affairs of the corporation; the rights, if any, which the holders of shares of such series shall have to convert such shares into or exchange such shares for shares of any other class or classes or any other series of stock of the corporation or for any debt securities of the corporation and the terms and conditions, including price and rate of exchange, of such conversion or exchange; whether shares of such series shall be subject to redemption, and the redemption price or prices and other terms of redemption, if any, for shares of such series including, without limitation, a redemption price or prices payable in shares of Common Stock; the terms and amounts of any sinking fund for the purchase or redemption of shares of such series; and any and all other designations, preferences, and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof pertaining to shares of such series' permitted by law.

The Board of Directors of the Corporation may from time to time authorize by resolution the issuance of any or all shares of the Common Stock and the Preferred Stock herein authorized in accordance with the terms and conditions set forth in these Articles of Incorporation for such purposes, in such amounts, to such persons, corporations or entities, for such consideration, and in the case of the Preferred Stock, in one or more series, all as the Board of Directors in its discretion may determine and without any vote or other action by the stockholders, except as otherwise required by law. The capital stock, after the amount of the subscription price, or par value, has been paid in shall not be subject to assessment to pay the debts of the Corporation."

3. The amendment of the certificate of incorporation herein certified has been duly adopted by the unanimous written consent of the Corporation's Board of Directors and by stockholders holding a majority of the outstanding voting shares of stock of the Corporation in accordance with the provisions of Sections 141(f) and 242

of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Certificate of Amendment of the Corporation's Certificate of Incorporation, as amended, to be signed by Jonathan F. Irwin, its Chief Executive Officer this 21st day of May 2013.

FROZEN FOOD GIFT GROUP, INC.

By: Jonathan F. Irwin

Name: Jonathan F. Irwin

Title: Chief Executive Officer